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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 1-7210

                          REPUBLIC GROUP INCORPORATED
            (Exact name of registrant as specified in its charter)


                             811 East 30th Avenue
                         Hutchinson, Kansas 67502-4341
                           Telephone (316) 727-2700
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Common Stock, $1.00 par value
                      Common Stock Share Purchase Rights
           (Title of each class of securities covered by this Form)

                                     None.

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  X     Rule 12h-3(b)(1)(i) [ ]
                                   ---
               Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(1)(ii)[ ]

               Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(2)(i) [ ]

               Rule 12g-4(a)(2)(ii)[ ]    Rule 12h-3(b)(2)(ii)[ ]

                                          Rule 15d-6[ ]



     Approximate number of holders of record as of the certification or notice date: one (1) record holder of common stock, par value $1.00 per share.


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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Republic Group Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Dated: November 9, 2000

                                    REPUBLIC GROUP INCORPORATED



                                    By:  /s/ Michael Dirks
                                        -------------------------------------
                                        Michael Dirks,
                                        Vice President - Finance